Exhibit 99.1

FOR IMMEDIATE RELEASE

Scott Thompson Resigns from Board of Directors of Splunk Inc.

SAN FRANCISCO — May 21, 2012 — Splunk® Inc. (NASDAQ: SPLK), the leading provider of software for real-time operational intelligence, today announced that Scott Thompson has resigned from its board of directors, effective May 18, 2012.

Splunk Chairman and CEO Godfrey Sullivan stated, “On behalf of the company’s management and board of directors, we thank Mr. Thompson for his contributions to the company. In regard to recent health issues, we wish Scott all the best for a fast and full recovery.”

The appointment of Thompson’s successor will be announced at a later date.

About Splunk Inc.

Splunk® Inc. (NASDAQ: SPLK) provides the engine for machine data™. Splunk software collects, indexes and harnesses the massive machine data continuously generated by the websites, applications, servers, networks and mobile devices that power business. Splunk software enables organizations to monitor, search, analyze, visualize and act on massive streams of real-time and historical machine data. More than 3,700 enterprises, universities, government agencies and service providers in more than 75 countries use Splunk Enterprise to gain operational intelligence that deepens business understanding, improves service and uptime, reduces cost and mitigates cyber-security risk. To learn more, please visit www.splunk.com/company.

© 2012 Splunk Inc. All rights reserved.

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Media Contact Information:	Investor Contact Information:
Paul Wilke	Ken Tinsley
Splunk Inc.	Splunk Inc.
415.848.8578	415.848.8476
pwilke@splunk.com	ktinsley@splunk.com
@SplunkNews